Exhibit 99.1

FOR MORE INFORMATION

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PAT MITCHELL ELECTED TO SUN MICROSYSTEMS

BOARD OF DIRECTORS

SANTA CLARA, CALIF. - September 12, 2005 - The board of directors of Sun Microsystems, Inc. (Nasdaq: SUNW) today announced that Pat Mitchell, president and chief executive officer of the Public Broadcasting Service (PBS), has been elected to the company’s board of directors, effective immediately. Ms. Mitchell becomes the tenth member of Sun’s board and one of eight independent directors.

“Pat is an excellent addition to Sun’s board and reflects our goal of bringing together exceptional people, combining independence, management and technical expertise,” said Scott McNealy, chairman and chief executive officer, Sun Microsystems. “She has distinguished herself as an innovative and influential leader who has revitalized PBS and has had a career marked by excellence in the fields of media, education and public service. The board, employees and shareholders of Sun will gain from her experience, talent and drive.”

Ms. Mitchell has headed PBS since March 2000, the first woman and first producer to lead the operations of the nation’s only non-commercial media organization. As a result of her success in energizing programming and increasing partnerships, and her commitment to public service initiatives, Forbes magazine recognized PBS as one of the “Magnetic 40” companies in America. Additionally, the Hollywood Reporter recognized Ms. Mitchell as one of the “most influential female executives in the entertainment industry.”

“I am very pleased and honored to join Sun’s board at this exciting time for the company,” said Ms. Mitchell. “Sun has an impressive history of technological innovation and commitment to its people as well as to the greater community. I look forward to working with the board to help guide the company’s future growth and success.”

Prior to PBS, Ms. Mitchell served as president of CNN Productions and Time Inc. Television, a division of Time Warner, Inc. Previously, she helped found VU Productions, an independent production company based at Paramount Studios. She also worked at all three of the major broadcast networks and as a producer, has been awarded more than 100 major industry awards.

Ms. Mitchell is a member of the Council on Foreign Relations and is a Trustee of the Mayo Clinic Foundation. Her other non profit work includes vice chair, the Sundance Institute and the advisory council of the Kennedy School of Public Leadership at Harvard University. She is also on the boards of the Bank of America Corporation and Knight-Ridder, Inc. She is a magna cum laude graduate of the University of Georgia with a master’s degree in English literature.

About Sun Microsystems, Inc.

Since its inception in 1982, a singular vision - “The Network Is The ComputerTM” - has propelled Sun Microsystems, Inc. (Nasdaq: SUNW) to its position as a leading provider of industrial-strength hardware, software and services that make the Net work. Sun can be found in more than 100 countries and on the World Wide Web at http://sun.com

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